Filed Pursuant to Rule 433

Registration No. 333-121067

LEHMAN BROTHERS

Fixed Income Derivate Products

1Yr CMT Floater

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 18, 2005, the prospectus supplement dated May 18, 2005, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847

Trade Date:	2/27/06

Issuer:	Lehman Brothers Holdings Inc. (A1/A+/A+)

Underwriter(s):	Lehman Brothers Inc.

Principal Amount:	$50,000,000

Cusip:	52517PE72

Issue Date:	3/7/06

Maturity Date:	3/7/08

Interest Payment Dates:	Monthly on the 7th of each month commencing April 7th, 2006.

Interest Rate:	1YR CMT + 17 bps, subject to floor of 0%

All values input into formulas for the Interest Rate and intermediate calculations expressed as a percentage rounded to five decimal places and any Interest Rate expressed as a percentage rounded to three decimal places.

Initial Interest Reset Date:	The Issue Date.

Interest Reset Dates:

Monthly on the 7th of each month commencing April 7th, 2006 for the period commencing on such Interest Reset Date to but excluding the next succeeding Interest Payment Date (determined on the Determination Date preceding that Interest Reset Date).

Initial Determination Date:	Two New York Business Days prior to the Issue Date.

Determination Dates:	Two New York Business Days prior to the related Interest Reset Date.

1yr CMT:

1-Year USD CMT is the 1-year Constant Maturity US Treasury yield index, determined 2 Business Days prior to beginning of each Coupon Period. CMT is published on Telerate page 7051. If Telerate page 7051 is unavailable, then the backup is Federal Reserve Statistical Release H.15.

Price to public:	100%

Minimum Denomination:	$1,000 and integral multiples of $1,000

Day Count Convention:	30/360

Payment Convention:	Following New York Business Day with no adjustment for period end dates.

Risk Factors

The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings Inc., including the level and direction of interest rates, the anticipated level and potential volatility of the 1-Year CMT Rate, the method of calculating the 1-Year CMT Rate, the time remaining to the maturity of the Notes, the aggregate principal amount of the Notes and the availability of comparable instruments. The value of the 1-Year CMT Rate depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings Inc. has no control.

Historical Levels of 1-Year CMT

The historical experience of 1-Year CMT should not be taken as an indication of the future performance of 1-Year CMT during the term of the Notes. Fluctuations in the level of 1-Year CMT make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future i-nterest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Date	1-Year CMT (%
2/7/2006	4.65
1/7/2006	4.38
12/7/2005	4.35
11/7/2005	4.36
10/7/2005	4.06
9/7/2005	3.77
8/7/2005	3.87
7/7/2005	3.48
6/7/2005	3.28
5/7/2005	3.37
4/7/2005	3.32

3/7/2005	3.22
2/7/2005	2.96
1/7/2005	2.82
12/7/2004	2.6
11/7/2004	2.44
10/7/2004	2.26
9/7/2004	2.13
8/7/2004	1.91
7/7/2004	2
6/7/2004	1.96
5/7/2004	1.83
4/7/2004	1.31
3/7/2004	1.16
2/7/2004	1.26
1/7/2004	1.29
12/7/2003	1.3
11/7/2003	1.4
10/7/2003	1.21
9/7/2003	1.24
8/7/2003	1.26
7/7/2003	1.08
6/7/2003	1.08
5/7/2003	1.21
4/7/2003	1.25
3/7/2003	1.15
2/7/2003	1.28
1/7/2003	1.4
12/7/2002	1.47
11/7/2002	1.46
10/7/2002	1.59
9/7/2002	1.75
8/7/2002	1.64
7/7/2002	2.08
6/7/2002	2.31
5/7/2002	2.27
4/7/2002	2.54
3/7/2002	2.43
2/7/2002	2.2
1/7/2002	2.19
12/7/2001	2.26
11/7/2001	1.93
10/7/2001	2.33
9/7/2001	3.29
8/7/2001	3.56
7/7/2001	3.63
6/7/2001	3.63
5/7/2001	3.73
4/7/2001	3.9
3/7/2001	4.44
2/7/2001	4.73
1/7/2001	4.6
12/7/2000	5.74

11/7/2000	6.16
10/7/2000	6.06
9/7/2000	6.22
8/7/2000	6.13
7/7/2000	6.07
6/7/2000	6.23
5/7/2000	6.29
4/7/2000	6.17
3/7/2000	6.17
2/7/2000	6.23
1/7/2000	6
12/7/1999	5.68
11/7/1999	5.43
10/7/1999	5.36
9/7/1999	5.27
8/7/1999	5.16
7/7/1999	5.06
6/7/1999	5.08
5/7/1999	4.78
4/7/1999	4.69
3/7/1999	4.84
2/7/1999	4.66
1/7/1999	4.51
12/7/1998	4.58
11/7/1998	4.64
10/7/1998	4.23
9/7/1998	4.91
8/7/1998	5.24
7/7/1998	5.35
6/7/1998	5.45
5/7/1998	5.42
4/7/1998	5.28
3/7/1998	5.4
2/7/1998	5.27
1/7/1998	5.31
12/7/1997	5.56
11/7/1997	5.42
10/7/1997	5.38
9/7/1997	5.58
8/7/1997	5.54
7/7/1997	5.55
6/7/1997	5.71
5/7/1997	5.95
4/7/1997	5.97
3/7/1997	5.68
2/7/1997	5.49
1/7/1997	5.61